Exhibit 5.1

August 21, 2003

Board of Trustees
Pennsylvania Real Estate Investment Trust
The Bellevue, 200 S. Broad Street
Philadelphia, Pennsylvania 19102

Ladies and Gentlemen:

        We are acting as special counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Company"), in connection with its registration statement on Form S-3 (File No. 333-97985), as amended (the "Registration Statement"), previously declared effective by the Securities and Exchange Commission (the "Commission") relating to the proposed public offering of up to $300,000,000 in aggregate amount of one or more classes or series of the Company's securities, which securities may be offered and sold by the Company from time to time as set forth in the prospectus dated September 13, 2002 (the "Basic Prospectus"), and as may be set forth from time to time in one or more supplements, all of which form a part of the Registration Statement. This opinion letter is rendered in connection with the proposed public offering of 5,500,000 common shares of beneficial interest, par value $1.00 per share, of the Company (and up to an additional 825,000 common shares of beneficial interest of the Company issuable solely to cover over-allotments) (the "Shares"), as described in the Basic Prospectus, and a prospectus supplement thereto dated August 15, 2003 (the "Prospectus Supplement"). The Basic Prospectus, as supplemented by the Prospectus Supplement is referred to herein as the "Prospectus." This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Basic Prospectus and the Prospectus Supplement.

  3.
  Executed copy of the Underwriting Agreement, dated August 15, 2003, by and among the Company, PREIT Associates, L.P., and Lehman Brothers, Inc. (the "Underwriting Agreement").

  4.
  The Trust Agreement of the Company, as certified by the Secretary of the Commonwealth of Pennsylvania on June 19, 2003 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect (the "Trust Agreement").

  5.
  The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  6.
  Resolutions of the Board of Trustees of the Company adopted at meetings held on February 7, 2002, July 11, 2002 and August 15, 2003 (collectively, the "Resolutions"), as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the authorization of the Underwriting Agreement, the issuance and sale of the Shares and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Trust Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Pennsylvania Business Trust Law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Pennsylvania Business Trust Law" includes the statutory provisions contained therein, all applicable provisions of the Pennsylvania Constitution, and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) the issuance of the Shares pursuant to the terms of the Underwriting Agreement and the Resolutions and (ii) receipt by the Company of the consideration for the Shares specified in the Resolutions, the Shares will be validly issued, fully paid, and nonassessable.

        This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ HOGAN & HARTSON L.L.P.

                      HOGAN & HARTSON L.L.P.